Exhibit 10.2

DEMAND PROMISSORY NOTE

$37,000.00	June 25, 2007

FOR VALUE RECEIVED, ProUroCare Inc. (the “Debtor”) promises to pay to the order of Alexander Nazarenko, or his successors and assigns (the “Holder”), the principal sum of $37,000.00, together with interest on all outstanding and unpaid amounts evidenced by this Note at the rate of the US Prime Rate plus1.0% per year computed on the basis of the actual number of days elapse in the payment period and a 365-day year.  This Note is not secured.

1.                                       Payment of Principal and Interest.  All outstanding principal and interest under this Note will be due and payable ON DEMAND.

2.                                       Demand for Payment.  Upon request by the Holder for payment hereunder, the then outstanding principal balance of this Note and all accrued interest accrued thereon shall, at the option of the Holder and without presentment, demand, protest, or further notice of any kind, become immediately due and payable in full.  All payments with respect to this Note will be applied to the reduction of the principal or to the accrued interest as directed by the Debtor.

3.                                       Prepayments. The indebtedness evidenced by this Note may be prepaid, in whole or in part, at any time without penalty or premium.

4.                                       No Waivers.  The Debtor agrees that no failure on the part of the Holder to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms of this Note, will constitute a waiver of that power, right or privilege.

5.                                       Replacement Note.  Upon receipt of evidence reasonably satisfactory to the Debtor, of the loss, theft, destruction or mutilation of this Note, the Debtor will make and deliver a new Note of like tenor in lieu of this note.

6.                                       Governing law.  This Note is governed in all respects by the internal laws of the State of Minnesota without regard to the conflicts of law principles of any jurisdiction.

7.                                       Collection Costs.  In the event the Debtor fails to timely pay any amount due under this Note, the Debtor will pay all of the Holder’s reasonable out-of-pocket collection costs, including without limitation, reasonable attorney’s fees and legal costs, whether or not any suit or enforcement proceeding is commenced.

IN WITNESS WHEREOF, the Debtor has caused this Note to be signed by a duly authorized officer and dated as of the date first above written.

By:	/s/ Richard C. Carlson
Richard C. Carlson, Chief Executive Officer
ProUroCare, Inc.